Exhibit 99.1

Clearwater Paper Reports First Quarter 2014 Results

SPOKANE, Wash.--(BUSINESS WIRE)--April 23, 2014--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the first quarter of 2014.

The company reported net sales of $484.9 million for the first quarter of 2014, up 5% compared to net sales of $460.8 million for the first quarter of 2013. Net earnings determined in accordance with generally accepted accounting principles, or GAAP, for the first quarter of 2014 were $6.2 million, or $0.29 per diluted share, compared to a net loss of ($0.9) million, or ($0.04) per diluted share, for the first quarter of 2013. The 2014 first quarter GAAP net earnings include $1.8 million of after-tax expense associated with the mark-to-market impact of directors’ equity-based compensation and $5.9 million of after-tax expense associated with the closure of the company’s Thomaston, Georgia, and Long Island, New York, converting and distribution facilities. Excluding those items, first quarter 2014 adjusted net earnings were $13.9 million, or $0.66 per diluted share, compared to first quarter 2013 adjusted net earnings of $2.4 million, or $0.11 per diluted share.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, was $42.7 million for the first quarter of 2014. Adjusted EBITDA for the quarter was $54.7 million, up 43.0% compared to first quarter 2013 Adjusted EBITDA of $38.3 million. The increase in EBITDA and Adjusted EBITDA was due primarily to increased paperboard volumes and pricing and approximately $7 million of contribution from the company’s through-air-dried, or TAD, expansion.

“The Pulp and Paperboard division delivered another solid quarter for Clearwater Paper,” said president and chief executive officer Linda Massman. “With the Consumer Products division, we saw a highly-competitive tissue market and cold-weather related costs negatively impact the business. Moving forward, we are focused on continuing to build strong customer relationships and take important steps to bring efficiencies to every part of our operation.”

On February 5, 2014, the company announced that the Board of Directors had approved a new stock repurchase program authorizing the repurchase of up to $100.0 million of the company’s common stock. Through April 22, the company repurchased 681,070 shares of common stock at an average price of $63.19 per share.

FIRST QUARTER 2014 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $286.5 million for the first quarter of 2014, slightly higher than first quarter 2013 net sales of $284.9 million. This increase was primarily driven by increased TAD sales and slightly higher non-retail sales. On a GAAP basis, the segment had an operating loss of ($0.5) million, compared to operating income of $10.1 million in the prior year period. Adjusted operating income of $8.7 million for the first quarter of 2014, after adjusting for $9.2 million and $0.2 million of costs related to the facility closures in the first quarters of 2014 and 2013, respectively, was down $1.6 million compared to the same period in 2013. The lower results were driven primarily by approximately $7 million in higher energy and transportation costs associated with the extremely cold weather in the Midwest and Northeast, as well as higher external pulp and packaging costs. These higher costs were mostly offset by approximately $7 million of TAD expansion benefit and the absence of TAD transition costs incurred in the first quarter of 2013.

  Total tissue sales volumes of 127,758 tons in the first quarter of 2014 were down 3.6% compared to the first quarter of 2013. Converted product cases shipped were 13.4 million, down slightly compared to the first quarter of 2013.
  Average tissue net selling prices increased 4.2% to $2,239 per ton in the first quarter of 2014, compared to the first quarter of 2013, due to improved mix from increased TAD sales.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment were $198.4 million for the first quarter of 2014, up 12.8% compared to first quarter 2013 net sales of $175.9 million. The increase was primarily due to record production volume and near record shipments supported by strong market backlogs and higher pricing in the first quarter of 2014 compared to the first quarter of 2013. Operating income for the quarter increased $19.2 million to $36.8 million, compared to $17.6 million for the first quarter of 2013, primarily due to improved paperboard volume and pricing coupled with lower maintenance and fiber costs, partially offset by higher energy and transportation costs.

  Paperboard sales volumes increased 7.7% to 200,665 tons in the first quarter of 2014, compared to 186,350 tons in the first quarter of 2013.
  Paperboard net selling prices increased 5.7% to $988 per ton compared to the first quarter of 2013 as a result of price increases implemented during the year and improved mix.

Taxes

The company’s GAAP tax rate for the first quarter of 2014 was a provision of 36.4% compared to a benefit of 94.3% in the first quarter of 2013. The actual rate fluctuation in 2013 was a result of the net impact of reporting discrete items primarily related to conversions of Alternative Fuel Mixture Tax Credits and Cellulosic Biofuel Producer Credits. On an adjusted basis, the first quarter 2013 tax rate was 36.2%. The company expects its annual GAAP and adjusted tax rates to be approximately 36% for 2014.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents certain non-GAAP financial information for the first quarters of 2014 and 2013, including EBITDA, Adjusted EBITDA, adjusted net earnings, adjusted net earnings per diluted share, and adjusted operating income. Because these amounts are not in accordance with GAAP, reconciliations to net earnings (loss) and net earnings (loss) per diluted share as determined in accordance with GAAP are included at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

WEBCAST INFORMATION

Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company’s website at http://ir.clearwaterpaper.com. A replay of today’s conference call will be available on the website at http://ir.clearwaterpaper.com/results.cfm beginning at 5:00 p.m. Pacific Time today.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine-glazed tissue, bleached paperboard and pulp at 13 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's employees build shareholder value by developing strong customer relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including the company’s customer relationships, operational efficiencies and expected tax rate for 2014. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, customer acceptance and quantity and timing of purchases of the company’s new TAD products; competitive pricing pressures for the company’s products, including as a result of increased capacity as additional manufacturing facilities are operated by the company’s competitors; difficulties with the optimization and realization of the benefits expected from the company’s new TAD paper machine and converting lines in North Carolina; the loss of or changes in prices in regards to a significant customer; manufacturing or operating disruptions, including IT system failures, equipment malfunction and damage to the company’s manufacturing facilities; changes in the cost and availability of wood fiber and wood pulp; changes in transportation costs and disruptions in transportation services; labor disruptions; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; changes in customer product preferences and competitors' product offerings; changes in expenses and required contributions associated with the company’s pension plans; environmental liabilities or expenditures; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; increased supply and pricing pressures resulting from increasing Asian paper production capabilities; cyclical industry conditions; reliance on a limited number of third-party suppliers for raw materials; inability to successfully implement the company’s expansion strategies; the company’s qualification to retain, or ability to utilize, tax credits associated with alternative fuels or cellulosic biofuels and the tax treatment associated with receipt of such credits; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company’s expectations.

For additional information on Clearwater Paper, please visit the company’s website at www.clearwaterpaper.com.

Clearwater Paper Corporation
Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended
	March 31,
	2014		2013
Net sales	$484,920	100%	$460,824	100%
Costs and expenses:
Cost of sales	(426,629)	88%	(414,209)	90%
Selling, general and administrative expenses	(33,514)	7%	(34,132)	7%
Impairment of assets	(4,259)	1%	-	-
Total operating costs and expenses	(464,402)	96%	(448,341)	97%
Income from operations	20,518	4%	12,483	3%
Interest expense, net	(10,734)	2%	(10,982)	2%
Debt retirement costs	-	-	(17,058)	4%
Earnings (loss) before income taxes	9,784	2%	(15,557)	3%
Income tax (provision) benefit	(3,558)	1%	14,675	3%
Net earnings (loss)	$6,226	1%	$(882)	0%
Net earnings (loss) per common share:
Basic	$0.30		$(0.04)
Diluted	0.29		(0.04)
Average shares outstanding (in thousands):
Basic	20,984		22,884
Diluted	21,219		22,884

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	March 31,	December 31,
	2014	2013

ASSETS
Current assets:
Cash	$24,042	$23,675
Restricted cash	1,500	1,500
Short-term investments	59,000	70,000
Receivables, net	169,052	158,874
Taxes receivable	4,980	10,503
Inventories	269,249	267,788
Deferred tax assets	37,257	37,538
Prepaid expenses	10,501	5,523
Total current assets	575,581	575,401

Property, plant and equipment, net	875,955	884,698
Goodwill	229,533	229,533
Intangible assets, net	37,803	40,778
Pension assets	7,732	4,488
Other assets, net	9,585	9,927
TOTAL ASSETS	$1,736,189	$1,744,825

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$205,438	$190,648
Current liability for pensions and other postretirement employee benefits	8,778	8,778
Total current liabilities	214,216	199,426

Long-term debt	650,000	650,000
Liability for pensions and other postretirement employee benefits	107,402	109,807
Other long-term obligations	50,825	52,942
Accrued taxes	2,677	2,658
Deferred tax liabilities	126,726	124,898
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	640,952	663,187
Accumulated other comprehensive loss, net of tax	(56,609)	(58,093)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,736,189	$1,744,825

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Three Months Ended March 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$6,226	$(882)
Adjustments to reconcile net earnings (loss) to net cash flows from operating activities:
Depreciation and amortization	22,231	22,151
Equity-based compensation expense	4,479	4,785
Impairment of assets	4,259	-
Deferred tax provision (benefit)	1,173	(12,614)
Employee benefit plans	888	2,693
Deferred issuance costs and discounts on long-term debt	475	3,544
Disposal of plant and equipment, net	429	-
Changes in working capital, net	(5,656)	(9,868)
Change in taxes receivable, net	5,523	9,547
Changes in non-current accrued taxes, net	19	(3,177)
Funding of qualified pension plans	(4,314)	(3,026)
Other, net	(462)	361
Net cash flows from operating activities	35,270	13,514

CASH FLOWS FROM INVESTING ACTIVITIES
Changes in short-term investments, net	11,000	(65,000)
Additions to plant and equipment	(16,239)	(19,471)
Proceeds from sale of assets	460	-
Net cash flows from investing activities	(4,779)	(84,471)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	-	275,000
Repayment of long-term debt	-	(150,000)
Purchase of treasury stock	(29,332)	(50,166)
Payments for long-term debt issuance costs	-	(4,723)
Payment of tax withholdings on equity-based payment arrangements	(792)	(2,195)
Net cash flows from financing activities	(30,124)	67,916
Increase (decrease) in cash	367	(3,041)
Cash at beginning of period	23,675	12,579
Cash at end of period	$24,042	$9,538

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2014		2013
Segment net sales[1]:
Consumer Products	$286,508	59%	$284,902	62%
Pulp and Paperboard	198,412	41%	175,922	38%
Total segment net sales	$484,920	100%	$460,824	100%

Operating income (loss):
Consumer Products	$(523)	3%	$10,124	81%
Pulp and Paperboard	36,776	179%	17,553	141%
	36,253		27,677
Corporate	(15,735)	77%	(15,194)	122%
Income from operations	$20,518	100%	$12,483	100%

[1]

In 2013, pulp not utilized internally was sold by the Pulp and Paperboard segment to external customers resulting in $1.2 million in first quarter 2013 sales. Commencing in 2014, all excess pulp is sold by the Consumer Products segment and totaled $0.4 million in the first quarter.

Clearwater Paper Corporation
Reconciliation of Consolidated Net Earnings (Loss) to EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2014	2013
Net earnings (loss)	$6,226	$(882)
Add back:
Interest expense, net[1]	10,734	28,040
Income tax provision (benefit)	3,558	(14,675)
Depreciation and amortization expense	22,231	22,151
EBITDA[2]	$42,749	$34,634

Directors' equity-based compensation expense	2,817	3,472
Costs associated with Thomaston facility closure	750	183
Costs associated with Long Island facility closure	8,432	-
Adjusted EBITDA[3]	$54,748	$38,289

[1]	Interest expense, net for 2013 includes debt retirement costs of $17.1 million.

[2]	EBITDA is a non-GAAP measure that management uses as a supplemental performance measure. The most directly comparable GAAP measure is net earnings (loss). EBITDA is net earnings (loss) adjusted for net interest expense (including debt retirement costs), income taxes, and depreciation and amortization. It should not be considered as an alternative to net earnings (loss) computed under GAAP.

[3]	Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended
	March 31,
	2014	2013

GAAP net earnings (loss)	$6,226	$(882)
Special items, after-tax[1] :
Debt retirement costs	-	10,781
Directors' equity-based compensation expense	1,802	2,194
Costs associated with Thomaston facility closure	480	116
Costs associated with Long Island facility closure	5,394	-
Discrete tax items related to AFMTC/CBPC credit conversions	-	(9,766)
Adjusted net earnings[2]	$13,902	$2,443

GAAP net earnings (loss) per diluted share	$0.29	$(0.04)
Special items, after-tax[1] :
Debt retirement costs	-	0.47
Directors' equity-based compensation expense	0.08	0.10
Costs associated with Thomaston facility closure	0.02	0.01
Costs associated with Long Island facility closure	0.25	-
Discrete tax items related to AFMTC/CBPC credit conversions	-	(0.43)
Adjusted net earnings per diluted share[2]	$0.66	$0.11

[1]	Tax effect was calculated using the estimated annual effective tax rate for the period presented.

[2]	Adjusted net earnings and adjusted diluted net earnings per common share exclude the impact of the items listed that we do not believe are indicative of our core operating performance.

CONTACT:
Clearwater Paper Corporation
News media:
Matt Van Vleet, 509-344-5912
or
CFO:
John Hertz, 509-344-5905
or
Investors:
Robin Yim, 509-344-5906